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                                                        Exhibit 99.1


        Certification Pursuant to 18 U.S.C. Section 1350
        ------------------------------------------------

In connection with the Annual Report of The St. Paul Companies, Inc. Savings Plus Plan and The St. Paul Companies, Inc. Stock Ownership Plan (the "Plans") on Form 11-K for the period ended December 31, 2002 as filed with the Securities and Exchange Commission (the "SEC") on or about the date hereof (the "Report"), I, John P. Clifford, Jr., Senior Vice President , Human Resources of The St. Paul Companies, Inc. (the "Company"), and a Member of the Administrative Committee for the Plans certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

     (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the net assets available for benefits and the changes in net assets available for benefits of the Plans.

A signed original of this written statement has been provided to the Company and will be retained by the Company and furnished to the SEC or its staff upon request.


Date: June 30, 2003

                              John P. Clifford, Jr.
                              ---------------------
                              John P. Clifford, Jr.
                              Senior Vice President, Human Resources
                              Member of the Administrative
                              Committee for The St. Paul Companies,
                              Inc. Savings Plus Plan and
                              The St. Paul Companies, Inc. Stock
                              Ownership Plan